EXHIBIT 16.1


May 18, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

The undersigned Clyde D. Thomas & Company, P.C., previously acted as independent accountants to audit the financial statements of Handy Hardware Wholesale, Inc. (the "Company"). As of May 13, 2005, we are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4.01 of the Company's Second Amended Form 8-K dated April 22, 2005, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us. We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Very truly yours,


/s/ Clyde D. Thomas
------------------------------
Clyde D. Thomas & Company, P.C.
Pasadena, Texas